CONSULTING AGREEMENT & AUTHORIZATION TO PROCEED

This is an agreement between

Bio-Carbon Solutions International Inc (“BCSI”),
An Ontario Corporation with offices at 103 Metig Street Sault in Sault Ste. Marie,
Ontario, P6A 5K9;

as “BCSI”

and

Interlock Structural Panels Inc.
A corporation with an address at 8805 Highway 11, PO Box 858
Iroquois Falls, ON P0K 1G01K0

as “The client”

1.	The client wishes to retain BCSI to provide technical support for securing SR & ED tax credits regarding the design, development and manufacturing of modular, energy efficient wall components.

2.	The services to be provided by BCSI are shown in schedule 1.

3.	The project manager for BCSI for this assignment will be Dr Luc C Duchesne, President & CEO with the assistance of staff members as required.

4.	In exchange for services provided, BCSI shall receive compensations as follows:

payment of 25% (plus applicable taxes) of grant value to BCSI is due within five days of receiving payment or applied against taxes owing from the granting agency.

5.	BCSI will perform the services in accordance with the standards of care and diligence normally practiced by consulting firms performing services of a similar nature in the same environment.

6. Subject to any limitations stated in this Agreement, BCSI will indemnify and hold harmless The client, its officers, directors, employees and subcontractors, from and against all claims and actions arising out of damages or injuries to persons or tangible property to the extent they are caused by a professionally negligent act, error or emission of BCSI or any of its agents, subcontractors or employees in the performance of Services under this Agreement.  BCSI will not be responsible for any loss, damage or liability arising from any contributing negligent acts by The Client, its subcontractors, agents, staff or consultants.  Neither party will be responsible to the other for consequential damages including, but not limited to, loss of profit, loss of investment or business interruption. The Client also agrees to seek recourse only against BCSI and not against its officers, employees or directors.

7. Although BCSI will exercise best efforts to secure SR & ED tax credits on behalf of the Client, BCSI offers no performance warranty.

8. This Agreement does not create any rights or benefits to parties other than The Client and BCSI.

9. The Client will not delegate, assign, sublet or transfer any interest in this Agreement without the written consent of BCSI.  BCSI is an independent consultant and not the agent or employee of The Client.

10. BCSI is not an accounting firm and will not perform accounting functions but will prepare and review business plans based on the requirements of the granting agencies.

11. General Provisions:

Currency:   Unless otherwise specified herein, all dollar amounts in this agreement are stated in Canadian dollars.

Notice:  All notices delivered in reference to this agreement shall be in writing and signed by the sender.  Unless otherwise specified, such notice shall be delivered by a communication means, which allows the sender to obtain a proof of receipt.

Partnership: Nothing in this agreement is intended to imply the existence of a partnership, joint venture, or agency relationship between The Client and BCSI.

Concurrent Retainers: This is an non-exclusive agreement and BCSI may accept and service concurrent retainers and contracts.

Dispute Resolution:  Except for applications for injunctions or restraining orders, any disputes arising out of or in connection with any binding provisions of this agreement in respect of any defined legal relationship associated therewith or derived therefrom will be, insofar as lawfully possible, referred to and finally resolved or determined by arbitration in Ontario under the rules of a commercial arbitration centre.

Confidentiality: Subject to any applicable law, funding requirements, regulatory or securities requirements, for a period of five years following this the commencements of this agreement The Client, BCSI and their respective representatives will keep this agreement (as well as all information obtained in connection with the services provided), including any negotiations between BCSI and The Client in respect thereof, strictly confidential and will not disclose to any person the content of this agreement and intellectual property.

Non circumvent:  The Client agrees that exclusivity is granted to BCSI for SR & ED tax credits.

12. Complete Agreement:  The Parties acknowledge this Agreement constitutes the entire Agreement between them.  Unless stated otherwise in this Agreement, this Agreement may not be modified except in writing signed by both Parties.  The Parties agree that Ontario Law governs this Agreement and any dispute involving the Agreement.

13. Agreement period: This agreement is valid for three years from the date of execution and is renewable for three more years on the anniversary of execution.

The Client confirms reading this document in full.  This Agreement when executed by BCSI is an offer to perform the Services, open for acceptance for the period as stated in the proposal.  This Agreement becomes effective on the date The Client executes below.

SIGNATURES

Interlock Structural Panels Inc.

By:	/s/ Christopher Tanner

Name:	Christopher Tanner

Title:	CEO

Date:	May 2, 2011

I have authority to bind.

Interlock Structural Panels Inc.

By:	/s/Raymond Levasseur

Name:	Raymond Levasseur

Title:	President

Date:	May 2, 2011

I have authority to bind.

Bio-Carbon Solutions International Inc

By:	/s/ Luc C Duchesne

Name:	Dr Luc C Duchesne

Title:	President and CEO

Date:	May 3, 2011

I have authority to bind

Schedule 1.  Description of services and deliverables

In general the services provided will include:

BCSI will meet in person, with The Client and employees and assess the technical information and record of the client for the purpose of securing SR & ED tax credits on past and present activities, going back to January 1, 2009.

BCSI will compile The Client’s technical and financial information in the format needed for the purpose of filing claims, more particularly the completion of Form T661.

BCSI will liaise with The Client’s accountant/chief financial officer

If necessary, BCSI will liaise with Canada Revenue Agency for the purpose of completing applications and ensuring program compliance.

BCSI will assist The Client in anticipation of potential technical/financial audits to ensure program compliance

BCSI will attend and manage audits, if any, under the understanding that BCSI will preside over the audits with the assistance of the Clent’s staff.

From year to year, BCSI will assist The Client in maintaining adequate records for the purpose of meeting the requirements of the loan/grant programs secured by BCSI.